Exhibit 99.1

QuinStreet Reports Second Quarter Fiscal Year 2022 Results

•	FYQ2 Revenue of $125MM, down 7% YoY on lower insurance client spending
•	Insurance spending bounced back strongly in January, but remains volatile
•	Non-Insurance revenue grew 36% YoY in FYQ2, strength expected to continue
•	QRP revenue is now expected to exceed $1MM per month by June

FOSTER CITY, CA – February 08, 2022 – QuinStreet, Inc. (Nasdaq: QNST), a leader in performance marketplaces and technologies for the financial services and home services industries, today announced financial results for the fiscal second quarter ended December 31, 2021.

For the fiscal second quarter, the Company reported revenue of $125.3 million. Revenue declined 7% year-over-year.

GAAP net loss for the fiscal second quarter was $5.6 million, or ($0.10) per diluted share. Adjusted net income was $3.2 million, or $0.06 per diluted share.

Adjusted EBITDA for the fiscal second quarter was $5.6 million.

The Company generated $13.9 million in operating cash flow in the fiscal second quarter and closed the quarter with $115.0 million in cash and equivalents.

“Insurance client spending was further impacted in the December quarter by the widely reported effects of increased claim costs,” commented Doug Valenti, QuinStreet CEO. “Insurance spending bounced back strongly in January, but has been more volatile than projected as carriers adapt to a rapidly changing environment for claims and costs. We expect current insurance market volatility to last for approximately three to six more months, and then return to more normal market conditions and increased momentum thereafter. Momentum in non-insurance verticals continues to be strong. We are also seeing good progress with growth initiatives, including QRP. QRP revenue is now expected to exceed $1 million per month by June.”

“We are reducing our outlook for full fiscal year 2022 due to insurance market volatility. We now expect revenue to be between $600 million and $620 million, and adjusted EBITDA to be between $40 million and $45 million. For the March quarter, our fiscal Q3, we expect revenue to be between $155 million and $160 million, and adjusted EBITDA to be between $8 million and $10 million.”

Conference Call Today at 2:00 p.m. PT

The Company will host a conference call and corresponding live webcast at 2:00 p.m. PT. To access the conference call dial +1 877-614-0009 (domestic) or +1 313-209-7315 (international callers) using passcode #4351235. A replay of the conference call will be available beginning approximately two hours after the completion of the call by dialing  +1 888-203-1112 (domestic) or +1 719-457-0820 (international callers) and using passcode #4351235. The webcast of the conference call will be available live and via replay on the investor relations section of the Company's website at http://investor.quinstreet.com.

About QuinStreet

QuinStreet, Inc. (Nasdaq: QNST) is a leader in performance marketplaces and technologies for the financial services and home services industries. QuinStreet is a pioneer in delivering online marketplace solutions to match searchers with brands in digital media, and is committed to providing consumers with the information and tools they need to research, find and select the products and brands that meet their needs.

Non-GAAP Financial Measures and Definitions of Client Verticals

This release and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow and normalized free cash flow, all of which are non-GAAP financial measures that are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as net (loss) income less (benefit from) provision for income taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other expense, net, acquisition and divestiture costs, gain on divestitures of businesses, net, strategic review costs, contingent consideration adjustment, litigation settlement expense, tax settlement expense, and restructuring costs. The term "adjusted net income" refers to a financial measure that we define as net (loss) income adjusted for amortization expense, stock-based compensation expense, acquisition and divestiture costs, gain on divestitures of businesses, net, strategic review costs, contingent consideration adjustment, litigation settlement expense, tax settlement expense, and restructuring costs, net of estimated taxes. The term "adjusted diluted net income per share" refers to a financial measure that we define as adjusted net income divided by weighted average diluted shares outstanding. The term “free cash flow” refers to a financial measure that we define as net cash provided by operating activities, less capital expenditures and internal software development costs. The term “normalized free cash flow” refers to free cash flow less changes in operating assets and liabilities. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow and normalized free cash flow may not be comparable to the definitions as reported by other companies.

We believe adjusted EBITDA, adjusted net income and adjusted diluted net income per share are relevant and useful information because they provide us and investors with additional measurements to analyze the Company's operating performance.

Adjusted EBITDA is useful to us and investors because (i) we seek to manage our business to a level of adjusted EBITDA as a percentage of net revenue, (ii) it is used internally by us for planning purposes, including preparation of internal budgets; to allocate resources; to evaluate the effectiveness of operational strategies and capital expenditures as well as the capacity to service debt, (iii) it is a key basis upon which we assess our operating performance, (iv) it is one of the primary metrics investors use in evaluating Internet marketing companies, (v) it is a factor in determining compensation, and (vi) it is a factor that assists investors in the analysis of ongoing operating trends. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties in our industry as a measure of financial performance, debt-service capabilities and as a metric for analyzing company valuations.

We use adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), non-recurring charges, certain other items that we do not believe are indicative of core operating activities (such as litigation settlement expense, tax settlement expense, acquisition and divestiture costs, gain or loss on divestitures of businesses, contingent consideration adjustment, strategic review costs, restructuring costs and other income and expense) and the non-cash impact of depreciation expense, amortization expense and stock-based compensation expense.

With respect to our adjusted EBITDA guidance, the Company is not able to provide a quantitative reconciliation without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Adjusted net income and adjusted diluted net income per share are useful to us and investors because they present an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses (stock-based compensation, amortization of intangible assets, and contingent consideration adjustment), non-recurring charges and certain other items that we do not believe are indicative of core operating activities. We believe that analysts and investors use adjusted net income and adjusted diluted net income per share as supplemental measures to evaluate the overall operating performance of companies in our industry.

Free cash flow is useful to investors and us because it represents the cash that our business generates from operations, before taking into account cash movements that are non-operational, and is a metric commonly used in our industry to understand the underlying cash generating capacity of a company’s financial model. Normalized free cash flow is useful as it removes the fluctuations in operating assets and liabilities that occur in any given quarter due to the timing of payments and cash receipts and therefore helps investors understand the underlying cash flow of the business as a quarterly metric and the cash flow generation potential of the business model. We believe that analysts and investors use free cash flow multiples as a metric for analyzing company valuations in our industry.

We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

FY2020 results in our Education Client Vertical include revenue from US, (historically) Brazil, and India. Revenue in our Financial Services Client Vertical includes Auto Insurance (auto, home, motorcycle, and small business), Life Insurance, Health Insurance, Personal Loans, Credit Cards, Banking, and (historically) Mortgage. Revenue in our Other Client Vertical includes Home Services and (historically) B2B. In fiscal Q3 2020, we divested our B2B client vertical and Brazil operations. In fiscal Q4 2020, we divested our Mortgage business. In fiscal Q1 2021, we divested our Education business.

Legal Notice Regarding Forward Looking Statements

This press release and its attachments contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Words such as "estimate", "will”, "believe", “expect”, "intend", “outlook”, "potential", “promises” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the statements in quotations from management in this press release, as well as any statements regarding the Company's anticipated financial results, growth and strategic and operational plans. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, but are not limited to: the Company’s ability to maintain and increase client marketing spend; the Company's ability, whether within or outside the Company’s control, to maintain and increase the number of visitors to its websites and to convert those visitors and those to its third-party publishers' websites into client prospects in a cost-effective manner; the Company's exposure to data privacy and security risks; the impact from risks and uncertainties relating to the COVID-19 pandemic and its aftermath; the impact of changes in industry standards and government regulation including, but not limited to investigation or enforcement activities of the Federal Trade Commission and other regulatory agencies; the impact of changes in our business, our industry, and the current economic and regulatory climate on the Company’s quarterly and annual results of operations; the Company's ability to compete effectively against others in the online marketing and media industry both for client budget and access to third-party media; the Company’s ability to protect our intellectual property rights; and the impact from risks relating to counterparties on the Company's business. More information about potential factors that could affect the Company's business and financial results are contained in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission ("SEC"). Additional information will also be set forth in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2021, which will be filed with the SEC. The Company does not intend and undertakes no duty to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contact:

Hayden Blair

(650) 578-7824

hblair@quinstreet.com

QUINSTREET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	June 30,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$115,035	$110,318
Accounts receivable, net	64,175	87,928
Prepaid expenses and other assets	5,800	7,930
Total current assets	185,010	206,176
Property and equipment, net	8,469	6,849
Operating lease right-of-use assets	9,073	10,983
Goodwill	119,589	117,833
Other intangible assets, net	54,324	59,177
Deferred tax assets, noncurrent	44,997	43,336
Other assets, noncurrent	6,129	5,161
Total assets	$427,591	$449,515
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$39,139	$45,231
Accrued liabilities	42,174	57,650
Deferred revenue	36	33
Other liabilities	15,307	12,697
Total current liabilities	96,656	115,611
Operating lease liabilities, noncurrent	6,375	8,545
Other liabilities, noncurrent	25,915	30,211
Total liabilities	128,946	154,367
Stockholders' equity:
Common stock	55	54
Additional paid-in capital	326,346	320,315
Accumulated other comprehensive loss	(255)	(255)
Accumulated deficit	(27,501)	(24,966)
Total stockholders' equity	298,645	295,148
Total liabilities and stockholders' equity	$427,591	$449,515

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net revenue	$125,331	$134,968	$284,939	$274,237
Cost of revenue (1)	115,554	120,437	257,059	242,668
Gross profit	9,777	14,531	27,880	31,569
Operating expenses: (1)
Product development	4,861	4,980	9,486	9,871
Sales and marketing	2,834	2,892	5,740	5,535
General and administrative	9,635	6,890	16,269	13,471
Operating (loss) income	(7,553)	(231)	(3,615)	2,692
Interest income	—	12	—	34
Interest expense	(267)	(307)	(540)	(646)
Other income, net	2	34	6	16,723
(Loss) income before income taxes	(7,818)	(492)	(4,149)	18,803
Benefit from (provision for) income taxes	2,190	958	1,614	(3,656)
Net (loss) income	$(5,628)	$466	$(2,535)	$15,147

Net (loss) income per share:
Basic	$(0.10)	$0.01	$(0.05)	$0.29
Diluted	$(0.10)	$0.01	$(0.05)	$0.28

Weighted-average shares used in computing net (loss) income per share:
Basic	54,384	53,055	54,189	52,774
Diluted	54,384	55,163	54,189	54,716

(1) Cost of revenue and operating expenses include stock-based compensation expense as follows:
Cost of revenue	$2,267	$2,544	$4,088	$4,745
Product development	688	643	1,294	1,192
Sales and marketing	727	765	1,459	1,312
General and administrative	1,891	1,603	3,638	3,086

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash Flows from Operating Activities
Net (loss) income	$(5,628)	$466	$(2,535)	$15,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,213	4,003	8,413	8,136
Provision for (benefit from) sales returns and doubtful accounts receivable	210	(12)	410	(107)
Stock-based compensation	5,573	5,555	10,479	10,335
Change in the fair value of contingent consideration	2,698	—	2,698	—
Non-cash lease expense	(250)	(195)	(480)	(364)
Deferred income taxes	(2,170)	(1,019)	(1,615)	3,506
Gain on divestitures of businesses, net	—	—	—	(16,615)
Other adjustments, net	148	41	233	380
Changes in assets and liabilities:
Accounts receivable	24,037	(2,863)	23,344	(3,159)
Prepaid expenses and other assets	1,718	6,101	1,158	6,082
Accounts payable	(10,072)	(9,979)	(6,911)	(997)
Accrued liabilities	(6,545)	3,425	(15,510)	712
Deferred revenue	2	56	3	81
Net cash provided by operating activities	13,934	5,579	19,687	23,137
Cash Flows from Investing Activities
Capital expenditures	(311)	(604)	(720)	(1,041)
Internal software development costs	(1,294)	(703)	(2,259)	(1,399)
Business acquisitions, net of cash acquired	(1,000)	—	(1,000)	(40,304)
Proceeds from divestitures of businesses, net of cash divested	—	730	—	21,460
Purchases of equity investment	—	(2,000)	—	(2,000)
Net cash used in investing activities	(2,605)	(2,577)	(3,979)	(23,284)
Cash Flows from Financing Activities
Proceeds from exercise of common stock options	651	1,791	1,044	2,958
Payment of withholding taxes related to release of restricted stock, net of share settlement	(1,653)	(1,706)	(5,501)	(4,580)
Post-closing payments and contingent consideration related to acquisitions	(1,211)	(2,672)	(6,520)	(3,020)
Net cash used in financing activities	(2,213)	(2,587)	(10,977)	(4,642)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	(12)	(14)	(73)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,107	403	4,717	(4,862)
Cash, cash equivalents and restricted cash at beginning of period	105,943	102,258	110,333	107,523
Cash, cash equivalents and restricted cash at end of period	$115,050	$102,661	$115,050	$102,661
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$115,035	$102,647	$115,035	$102,647
Restricted cash included in other assets, noncurrent	15	14	15	14
Total cash, cash equivalents and restricted cash	$115,050	$102,661	$115,050	$102,661

QUINSTREET, INC.

RECONCILIATION OF NET (LOSS) INCOME TO

ADJUSTED NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income	$(5,628)	$466	$(2,535)	$15,147
Amortization of intangible assets	2,937	2,929	5,953	6,057
Stock-based compensation	5,573	5,555	10,479	10,335
Acquisition and divestiture costs	104	330	465	606
Gain on divestitures of businesses, net	—	—	—	(16,615)
Contingent consideration adjustment	2,698	—	2,698	—
Tax settlement expense	516	—	516	—
Restructuring costs	67	375	100	766
Tax impact of non-GAAP items	(3,038)	(2,608)	(5,039)	(404)
Adjusted net income	$3,229	$7,047	$12,637	$15,892
Adjusted diluted net income per share	$0.06	$0.13	$0.23	$0.29
Weighted average shares used in computing adjusted diluted net income per share	55,675	55,163	55,732	54,716

QUINSTREET, INC.

RECONCILIATION OF NET (LOSS) INCOME TO

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income	$(5,628)	$466	$(2,535)	$15,147
Interest and other expense, net	265	261	534	504
(Benefit from) provision for income taxes	(2,190)	(958)	(1,614)	3,656
Depreciation and amortization	4,213	4,003	8,413	8,136
Stock-based compensation	5,573	5,555	10,479	10,335
Acquisition and divestiture costs	104	330	465	606
Contingent consideration adjustment	2,698	—	2,698	—
Gain on divestitures of businesses, net	—	—	—	(16,615)
Tax settlement expense	516	—	516	—
Restructuring costs	67	375	100	766
Adjusted EBITDA	$5,618	$10,032	$19,056	$22,535

QUINSTREET, INC.

RECONCILIATION OF CASH PROVIDED BY

OPERATING ACTIVITIES TO FREE CASH FLOW

AND NORMALIZED FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$13,934	$5,579	$19,687	$23,137
Capital expenditures	(311)	(604)	(720)	(1,041)
Internal software development costs	(1,294)	(703)	(2,259)	(1,399)
Free cash flow	12,329	4,272	16,708	20,697
Changes in operating assets and liabilities	(9,139)	3,260	(2,084)	(2,719)
Normalized free cash flow	$3,190	$7,532	$14,624	$17,978

QUINSTREET, INC.

DISAGGREGATION OF REVENUE

(In thousands)

(Unaudited)

In the first quarter of fiscal year 2021, the Company completed the acquisition of Modernize, Inc. to increase the scale and capabilities in the home services client vertical. In addition, the Company divested its former education client vertical to narrow its focus to the best performing businesses and market opportunities. As a result of these activities, in the second quarter of fiscal year 2021, the Company updated its reporting structure which resulted in two client verticals: financial services and home services, which was applied on a retrospective basis. All remaining businesses that are not significant enough for separate reporting are included in other revenue. The following table presents the Company’s net revenue disaggregated by vertical:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net revenue:
Financial Services	$90,158	$104,154	$208,070	$198,367
Home Services	33,820	29,190	73,806	62,563
Other Revenue	1,353	1,624	3,063	1,720
Divested Business	—	—	—	11,587
Total net revenue	$125,331	$134,968	$284,939	$274,237